As filed with the Securities and Exchange Commission on July 6, 2018

Registration No. 333-225751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MAGIC SOFTWARE ENTERPRISES LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Haplada Street,

Or Yehuda 6021805, Israel

Tel: +972 (3) 538 9322

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CoreTech Consulting Group, LLC
Attn: Yakov Tsaroya

500 North Gulph Road

Suite 110

King of Prussia, PA 19406

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Amit Birk, Adv. Magic Software Enterprises Ltd. 5 Haplada Street Or-Yehuda, 6021805, Israel 972-3-538-9322

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form F-3 is being amended solely to change the identity of certain of the Selling Shareholders. The remainder of the Registration Statement is unchanged except to correct certain language in the Capitalization table.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2018

PRELIMINARY PROSPECTUS

MAGIC SOFTWARE ENTERPRISES LTD.

4,268,293 Ordinary Shares

NIS 0.1 per share

This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus or its pledgees, donees, transferees, or other successors in interest of up to 4,268,293 ordinary shares of Magic Software Enterprises Ltd. The selling shareholders agreed to acquire these shares from us pursuant to purchase orders that were accepted by us on May 28, 2018.

Our ordinary shares trade on the Nasdaq Global Select Market and on the Tel Aviv Stock Exchange under the symbol "MGIC." On June 19, 2018, the last reported sale price of our ordinary shares on the NASDAQ Stock Market was $8.30 per share. The selling shareholders may offer and sell any of the ordinary shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling shareholders, you should refer to the section entitled "Plan of Distribution" elsewhere in this prospectus. We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders. We do not know when or in what amount the selling shareholders may offer the ordinary shares for sale. The selling shareholders may sell any, all or none of the ordinary shares offered by this prospectus.

INVESTING IN OUR ORDINARY SHARES OR OTHER SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 3 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE SECURITIES COMMISSION HAVE APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

July    , 2018

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. The ordinary shares offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains, and any prospectus supplement may contain, forward-looking statements within the meaning of the federal securities laws. The use of the words “projects,” “expects,” “may,” “plans” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on the assumption that the Company will not lose a significant customer or customers or experience increased fluctuations of demand or rescheduling of purchase orders, that our markets will be maintained in a manner consistent with our historical experience, that our products will remain accepted within their respective markets and will not be replaced by new technology, that competitive conditions within our markets will not change materially or adversely, that we will retain key technical and management personnel, that our forecasts will accurately anticipate market demand, and that there will be no material adverse change in our operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. In addition, our business and operations are subject to substantial risks which increase the uncertainty inherent in the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved. Factors that could cause actual results to differ from our expectations or projections include the risks and uncertainties relating to our business described in this prospectus at “Risk Factors.” We caution you to carefully consider these risks and not to place undue reliance on our forward-looking statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we assume no responsibility for updating any forward-looking statements.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the SEC.  The Selling Shareholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered by the selling shareholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement.

The selling shareholders may offer and sell the ordinary shares directly to purchasers, through agents selected by the selling shareholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of ordinary shares. See "Plan of Distribution."

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission.  For further information about us or our securities, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to “the Company,” “Magic,” “we,” “us” and “our” refer to Magic Software Enterprises Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries. All references in this prospectus to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

iii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

We are a global provider of proprietary application development and business process integration platforms, selected packaged vertical software solutions, as well as a vendor of software services and IT outsourcing software services. Our software technology is used by customers to develop, deploy and integrate on-premise, mobile and cloud-based business applications quickly and cost effectively. In addition, our technology enables enterprises to accelerate the process of delivering business solutions that meet current and future needs and allow customers to dramatically improve their business performance and return on investment. With respect to software services and IT outsourcing services, we offer a vast portfolio of professional services in the areas of infrastructure design and delivery, application development, technology consulting planning and implementation services, support services, cloud computing for deployment of highly available and massively-scalable applications and API’s and supplemental outsourcing services.

The Private Placement

On May 28, 2018, we entered into a transaction for the sale of 4,268,293 of our ordinary shares at a price of $8.20 per share in a private placement transaction, or the Private Placement, for gross proceeds of approximately $35.0 million in the aggregate to Israeli institutional investors and to our controlling shareholder, Formula Systems (1985) Ltd., or Formula Systems. Barak Capital Underwriting Ltd. served as placement agent in the Private Placement. We expect to receive payment from the investors on or about the time of effectiveness of the registration statement.

In connection with the Private Placement, we agreed to file a registration statement on Form F-3 to cover the resale of the ordinary shares issued in the Private Placement to the Israeli institutional investors and Formula Systems, or the Selling Shareholders. This prospectus forms a part of the registration statement.

Corporate Information

Our legal and commercial name is Magic Software Enterprises Ltd., and we were organized and registered under the law of the state of Israel on February 10, 1983 and began operations in 1986. We are a public limited liability company and operate under the provisions of the state of Israel. Our Ordinary Shares have been listed on the NASDAQ Stock Market (symbol: MGIC) since our initial public offering in the United States on August 16, 1991. On January 3, 2011, our shares were transferred to the NASDAQ Global Select Market. Since November 16, 2000, our Ordinary Shares have also traded on the Tel Aviv Stock Exchange, or the TASE, and since December 15, 2011, our shares have been included in the TASE’s TA-125 Index.

Our registered offices and principal place of business are located at 5 Haplada Street, Or-Yehuda 6021805, Israel, and our telephone number is +972-3-538-9292. Our website address is www.magicsoftware.com. The information on our website is not incorporated by reference into this prospectus.

THE OFFERING

Ordinary shares offered (by the Selling Shareholders)	4,268,293 shares

NASDAQ Global Select Market symbol	“MGIC”

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares offered hereby.

Ordinary shares outstanding as of June 20, 2018	48,757,496 shares

Risk factors	Prospective investors should carefully consider the Risk Factors incorporated by reference into this prospectus for a discussion of certain factors that should be considered before buying the ordinary shares offered hereby.

RISK FACTORS

Investing in our ordinary shares or other securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable supplemental prospectus shelf offering reports, our 2017 Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this shelf prospectus and any applicable supplemental prospectus shelf offering report, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the actual capitalization of our company at March 31, 2018 and as adjusted to give effect to the receipt of approximately $ 35,000,000 in gross proceeds in the Private Placement.

	As of March 31, 2018
	Actual	As Adjusted
	(in thousands)
Cash and Cash Equivalents	$72,741	$107,250
Short-term debt to financial institutions	10,135	10,135
Long-term debt	26,962	26,962
SHAREHOLDERS’ EQUITY
Share capital
Ordinary shares of NIS 0.01 par value
Authorized: 50,000,000 shares at March 31, 2018; Issued and outstanding: 44,489,203 shares at March 31, 2018 and 48,757,496 shares, as adjusted	1,040	1,161
Additional paid in capital	183,451	217,839
Accumulated other comprehensive loss	(82)	(82)
Retained earnings	24,509	24,509
Total equity attributable to Magic Software Enterprises shareholders	208,918	243,427

Non-controlling interest	3,708	3,708

Total equity	212,626	247,135

Total capitalization	378,153	414,439

USE OF PROCEEDS

All of the proceeds from the sale of any ordinary shares offered under this prospectus are for the account of the Selling Shareholders.  Accordingly, we will not receive any proceeds from the sales of these securities.  We have agreed to bear all the expenses relating to the registration of the securities registered pursuant to this prospectus.

DIVIDEND POLICY

Our Board of Directors’ dividend policy is to distribute dividends of up to 75% of our annual distributable profits each year (amended on August 9, 2017 from previously 50% of our annual distributable profits each year), subject to any applicable law. Our Board of Directors may in its discretion and at any time, whether as a result of a one-time decision or a change in policy, change the rate of dividend distributions or decide not to distribute a dividend. Please see “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Policy” in the 2017 Form 20-F for further information concerning the factors that help to determine whether and under what circumstances we may distribute dividends.

In February 2015, we declared a cash dividend in the amount of US $0.081 per share ($3.6 million in the aggregate), that was paid on March 11, 2015.

In August 2015, we declared a cash dividend in the amount of $0.095 per share ($4.2 million in the aggregate) that was paid on September 10, 2015.

In February 2016, we declared a cash dividend in the amount of $0.09 per share ($4.0 million in the aggregate) that was paid on March 17, 2016.

In August 2016, we declared a cash dividend in the amount of $0.085 per share ($3.8 million in the aggregate) that was paid on September 22, 2016.

In February 2017, we declared a cash dividend in the amount of $0.085 per share ($3.8 million in the aggregate) that was paid on April 5, 2017.

In August 2017, we declared a cash dividend in the amount of $0.13 per share ($5.8 million in the aggregate) that was paid on September 13, 2017.

In February 2018, we declared a cash dividend in the amount of $0.13 per share ($5.8 million in the aggregate) that was paid on March 26, 2018.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “MGIC” and are listed on the Tel Aviv Stock Exchange, or the TASE. On June 19, 2018 the last reported sale price of our ordinary shares on the NASDAQ Global Select Market was $8.30, and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $8.28.

Annual Share Price Information

The following table sets forth, for each of the years indicated, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		Tel Aviv Stock Exchange*
Year	High	Low	High	Low

2013	$7.18	$4.53	$7.06	$4.73
2014	$9.60	$5.94	$9.30	$6.40
2015	$7.04	$5.26	$7.26	$5.29
2016	$7.89	$5.29	$7.79	$5.35
2017	$9.40	$6.75	$9.13	$7.19

*	The dollar price of shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the dollar on the same date.

Quarterly Share Price Information

The following table sets forth, for each of the financial quarters in the two most recent financial years, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		Tel Aviv Stock Exchange*
	High	Low	High	Low

2016
First quarter	$7.12	$5.29	$7.05	$5.25
Second quarter	$6.98	$6.39	$7.00	$6.38
Third quarter	$7.89	$6.60	$7.86	$6.69
Fourth quarter	$7.50	$6.67	$7.49	$6.84

2017
First quarter	$8.05	$6.75	$7.82	$6.93
Second quarter	$8.45	$7.50	$8.46	$7.60
Third quarter	$8.95	$7.70	$8.60	$7.73
Fourth quarter	$9.40	$8.00	$9.36	$8.07
2018
First quarter	$9.15	$7.85	$9.02	$7.96
Second quarter (through June 15)	$8.85	$8.00	$8.77	$7.91

*	The dollar price of shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the dollar on the same date.

Monthly Share Price Information

The following table sets forth, for the most recent six months, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		Tel Aviv Stock Exchange*
	High	Low	High	Low
January 2018	$9.15	$8.63	$8.99	$8.60
February 2018	$9.10	$7.85	$8.94	$8.21
March 2018	$8.60	$7.95	$8.47	$8.10
April 2018	$8.50	$8.10	$8.39	$7.98
May 2018	$8.85	$8.00	$8.71	$8.04
June 2018 (through June 15)	$8.85	$8.20	$8.74	$8.38

*	The dollar price of shares on the TASE is determined by dividing the price of an ordinary share in NIS by the representative exchange rate of the NIS against the dollar on the same date.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the Selling Shareholders or their donees, pledgees, transferees or other successors in interest to sell or otherwise dispose of, from time to time, of ordinary shares issued pursuant to a Private Placement that was consummated in June 2018. We issued 4,268,293 ordinary shares in the Private Placement, including 1,117,734 to our controlling shareholder, Formula Systems.

The table below presents information regarding the Selling Shareholders, the ordinary shares beneficially owned prior to this offering and the ordinary shares that they may sell or otherwise dispose of from time to time under this prospectus.

We do not know when or in what amounts the Selling Shareholders may sell or otherwise dispose of the common shares covered hereby. The Selling Shareholders may not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the ordinary shares covered by this prospectus will be sold by the Selling Shareholders.

	Beneficial Ownership(1)
Name of Selling Shareholder (2)	Number of Shares Beneficially Owned Prior to the Offering	Percent Of Class Prior to the Offering	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After this Offering	Percent of Class After this Offering
Formula Systems (3)	22,080,468	45.29%	1,117,734	20,962,734	42.99%
Clal Insurance Company Ltd. (4)	1,779,932	3.65%	718,674	1,061,258	2.18%
Atudot Pension Fund For Employees and Independents Ltd. (5)	75,452	*	23,609	51,843	*
Clal Pension and Provident Fund Ltd. (6)	1,669,066	3.42%	453,935	1,215,131	2.49%
Shtofut - Menayot Israel Phoenix Amitim. (7)	2,843,315	5.83%	649,403	2,193,912	4.50%
The Phoenix Investment and Finance Ltd (8)	226,348	*	47,106	179,242	*
Shomera Insurance Company (9)	17,650	*	17,650	-	-
Menora Mivtachim Insurance Ltd (10)	108,657	*	104,301	4,356	*
Barak Capital Investments 2006 Ltd (11)	965,881	1.98%	965,881	-	-
Yelin Lapidot - Provident Equities (Gemel Menayot) (12)	105,792	*	42,616	63,176	*
Yelin Lapidot - Education General (Hishtalmut Klali) (12)	447,515	*	65,010	382,505	*
Yelin Lapidot - Education Equities (Hishtalmut Menayot) (12)	101,842	*	20,600	81,242	*
Yelin Lapidot –Severance General (Pitzuim Klali B) (12)	7,997	*	1,917	6,080	*
Yelin Lapidot - Provident funds- under age of 50 (Gemel Mitahat 50) (12)	63,913	*	30,429	33,484	*
Yelin Lapidot - Investment Provident - Fund General (Investment General) (12)	7,583	*	1,024	6,559	*
Yelin Lapidot - Investment Provident - Fund Equities (Investment Menayot) (12)	10,304	*	8,404	1,900	*

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting and investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire ordinary shares within 60 days of this June 20, 2018. Percentage ownership is based on an aggregation of the 48,757,496 ordinary shares issued and outstanding.

(2)	Unless otherwise indicated, this table is based on information supplied to us by the Selling Shareholders and our records.

(3)	Asseco Poland S.A., or Asseco, owned 26.31% of the outstanding shares of Formula Systems based on the Schedule 13D filed by Asseco with the SEC on October 19, 2017. As such, Asseco may be deemed to be the beneficial owner of the Ordinary Shares held directly by Formula Systems. Guy Bernstein owns 13.4% of the outstanding shares of Formula Systems. In addition, on October 4, 2017 Asseco entered into a shareholders agreement with Mr. Bernstein, under which agreement Asseco has been granted an irrecoverable proxy to vote an additional 1,971,973 Ordinary Shares of Formula Systems, thereby effectively giving Asseco beneficial ownership (voting power) over an aggregate of 39.7% of Formula Systems’s outstanding ordinary shares. Therefore, based on the foregoing beneficial ownership by each of Formula Systems and Asseco, each of Formula Systems and Asseco may be deemed to directly or indirectly (as appropriate) control us. The address of Formuila Systems is 5 Haplada St., Or-Yehuda 6021805, Israel. The address of Asseco is 35-322 Rzeszow, ul. Olchowa 14, Poland.

(4)	Based on written notification received from Clal Insurance Company Ltd. Its address is 36 Raul Wallenberg St., Tel Aviv 6136902, Israel.

(5)	Based on written notification received from Atudot Pension Fund For Employees and Independents Ltd. Its address is 36 Raul Wallenberg St., Tel Aviv 6136902, Israel.

(6)	Based on written notification received from Clal Pension and Provident Fund Ltd. Its address is 36 Raul Wallenberg St., Tel Aviv 6136902, Israel.

(7)	Based on written notification received from Shtofut - Menayot Israel Phoenix Amitim. Its address is 53 Derech Hashalom St., Givatayim 5345433, Israel

(8)	Based on written notification received from The Phoenix Investement and Finance Ltd. Its address is 53 Derech Hashalom St., Givatayim 5345433, Israel.

(9)	Based on written notification received from Shomera Insurance Company. Its address is 23 Hasivim St., Petach Tikwa, Israel.

(10)	Based on written notification received from Menora Mivtachim Insurance Ltd. Its address is 23 Jabotinski St., Ramat Gan, Israel.

(11)	Based on written notification received from Barak Capital Investments 2006 Ltd. Its address is Ahad ha’am 9, Tel Aviv 6525101, Israel.

(12)	Based on written notifications received from the Yelin Lapidot entities. Each entity’s address is 50 Dizengoff St., Tel Aviv, Israel.

PLAN OF DISTRIBUTION

We are registering the ordinary shares hereby to permit the resale of the ordinary shares by the selling shareholders. We will not receive any of the proceeds from the sale by the Selling Shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

If the Selling Shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of the ordinary shares offered by them will be the aggregate purchase price of the ordinary shares less aggregate discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents.

The Selling Shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be, “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) six months from the date of this prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our ordinary shares and provisions of our articles of association is a summary and does not purport to be complete.

Purposes and Objects of the Company

We are a public company registered with the Israeli Companies Registry as Magic Software Enterprises Ltd., registration number 52-003674-0. Section 2 of our memorandum of association provides that we were established for the purpose of engaging in all fields of the computer business and in any other lawful activity permissible under Israeli law.

The Powers of the Directors

According to our articles of association, and under the limitations described therein, our board of directors may cause the company to borrow or secure the payment of any sum or sums of money for the purposes of the company, and set aside any amount out of our profits as a reserve for any purpose.

Under our articles of association, retirement of directors from office is not subject to any age limitation and our directors are not required to own shares in our company in order to qualify to serve as directors.

Rights Attached to Shares

Our authorized share capital consists of 50,000,000 ordinary shares of a nominal value of NIS 0.1 each. All outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights. The rights attached to the ordinary shares are as follows:

Dividend rights. Holders of our ordinary shares are entitled to the full amount of any cash or share dividend subsequently declared. The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of the retained earnings, in accordance with the provisions of the Israeli Companies Law. All unclaimed dividends or other monies payable in respect of a share may be invested or otherwise made use of by the Board of Directors for our benefit until claimed. Any dividend unclaimed after a period of three years from the date of declaration of such dividend will be forfeited and will revert to us; provided, however, that the Board of Directors may, at its discretion, cause us to pay any such dividend to a person who would have been entitled thereto had the same not reverted to us. We are not obligated to pay interest or linkage differentials on an unclaimed dividend.

Voting rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The quorum required at any meeting of shareholders consists of at least two shareholders present in person or represented by proxy who hold or represent, in the aggregate, at least one-third (33%) of the voting rights in the company. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

Under our articles of association, all resolutions require approval of no less than a majority of the voting rights represented at the meeting in person or by proxy and voting thereon.

Pursuant to our articles of association, our directors (except external directors) are elected at our annual general meeting of shareholders by a vote of the holders of a majority of the voting power represented and voting at such meeting and hold office until the next annual general meeting of shareholders and until their successors have been elected. All the members of our Board of Directors (except the external directors) may be reelected upon completion of their term of office. Asseco, controlling shareholder of Formula Systems, and Formula Systems, our parent company, are able to exercise control over the election of our directors (subject to a special majority required for the election of external directors).

Rights to share in the company’s profits. Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution.

Rights to share in surplus in the event of liquidation. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Liability to capital calls by the company. Under our memorandum of association and the Israeli Companies Law, the liability of our shareholders to provide us with additional funds is limited to the par value of the shares held by them.

Changing Rights Attached to Shares

According to our articles of association, the rights attached to any class of shares may be modified or abrogated by us, subject to the consent in writing of, or sanction of a resolution passed by, the holders of a majority of the issued shares of such class at a separate general meeting of the holders of the shares of such class.

Annual and Extraordinary Meetings

Under the Israeli Companies Law a company must convene an annual meeting of shareholders at least once every calendar year and within fifteen months of the last annual meeting. Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. Our board of directors may, in its discretion, convene additional meetings as “extraordinary general meetings.” In addition, the board must convene an extraordinary general meeting upon the demand of two of the directors, 25% of the nominated directors, one or more shareholders holding at least 5% of the outstanding share capital and at least 1% of the voting power in the company, or one or more shareholders having at least 5% of the voting power in the company.

Limitations on the Rights to Own Securities in Our Company

Neither our memorandum of association or our articles of association nor the laws of the State of Israel restrict in any way the ownership or voting of shares by non-residents, except with respect to subjects of countries which are in a state of war with Israel.

Provisions Restricting Change in Control of Our Company

The Israeli Companies Law requires that mergers between Israeli companies be approved by the board of directors and general meeting of shareholders of both parties to the transaction. The approval of the board of directors of both companies is subject to such boards’ confirmation that there is no reasonable doubt that following the merger the surviving company will be able to fulfill its obligations towards its creditors. Each company must notify its creditors about the contemplated merger. Under the Israeli Companies Law, our articles of association are deemed to include a requirement that such merger be approved by an extraordinary resolution of the shareholders, as explained above. The approval of the merger by the general meetings of shareholders of the companies is also subject to additional approval requirements as specified in the Israeli Companies Law and regulations promulgated thereunder.

Disclosure of Shareholders Ownership

The Israeli Securities Law and the regulations promulgated thereunder require that a company whose shares are traded on a stock exchange in Israel, as in the case of our company, report the share ownership of its interested parties. An interested party is defined under the Israeli Securities Law as any one of the following: (i) a person holding 5% or more of the company’s issued capital stock or voting power, or who is entitled to appoint one or more of the company’s directors or its general manager; or (ii) any person acting as a director or general manager of the company; or (iii) any company, in which any of the above persons either holds 25% or more of its capital stock or voting power or is entitled to appoint 25% or more of its directors.

Changes in Our Capital

Changes in our capital are subject to the approval of the shareholders by a majority of the votes of shareholders present at the meeting, in person or by proxy, and voting on the matter.

The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company, 6201 15th Ave, Brooklyn, N.Y. 11219.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares.

Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repatriable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

TAXATION

The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms. Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

Israeli Capital Gains Tax

Israeli law generally imposes a capital gain tax on the sale of capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli companies, by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus”. The Inflationary Surplus is a portion of the total capital gain, which is equivalent to the increase of the relevant asset’s purchase price, which is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.

Israeli Resident Shareholders

As of January 1, 2006, the tax rate applicable to Real Capital Gain derived by Israeli individuals from the sale of shares which had been purchased on or after January 1, 2003, whether or not listed on a stock exchange, is 20%, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a Substantial Shareholder (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 25%. Individual shareholders dealing in securities in Israel are taxed at their marginal tax rates applicable to business income (up to 50% in 2017).

Notwithstanding the foregoing, pursuant to the Law for Change in the Tax Burden (Legislative Amendments) (Taxes), 2011, the capital gain tax rate applicable to individuals was raised from 20% to 25% from 2012 and onwards (or from 25% to 30% if the selling individual shareholder is a Substantial Shareholder at any time during the 12-month period preceding the sale and/or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). With respect to assets (not shares that are listed on a stock exchange) purchased on or after January 1, 2003, the portion of the gain generated from the date of acquisition until December 31, 2011 will be subject to the previous capital gain tax rates (20% or 25%) and the portion of the gain generated from January 1, 2012 until the date of sale will be subject to the new tax rates (25% or 30%).

Under current Israeli tax legislation, the tax rate applicable to Real Capital Gain derived by Israeli resident corporations from the sale of shares of an Israeli company is the general corporate tax rate. As described above, the regular corporate tax rate was 24% in 2017 and in 2018 the corporate tax rate is 23%.

Non-Israeli Resident Shareholders

Israeli capital gain tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company; or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. As mentioned above, Real Capital Gain is generally subject to tax at the corporate tax rate (24% in 2017 and 23% in 2018 and thereafter) if generated by a company, or at the rate of 25% (for assets other than shares that are listed on stock exchange – 20% for the portion of the gain generated up to December 31, 2011) or 30% (for any asset other than shares that are listed on stock exchange – 25% with respect to the portion of the gain generated up to December 31, 2011), if generated by an individual from the sale of an asset purchased on or after January 1, 2003. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 50% for an individual in 2017).

Notwithstanding the foregoing, shareholders who are non-Israeli residents (individuals and corporations) are generally exempt from Israeli capital gain tax on any gains derived from the sale, exchange or disposition of shares publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, provided, among other things, that (i) such gains are not generated through a permanent establishment that the non-Israeli resident maintains in Israel, (ii) the shares were purchased after being listed on a recognized stock exchange, and (iii) with respect to shares listed on a recognized stock exchange outside of Israel, such shareholders are not subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985. However, non-Israeli corporations will not be entitled to the foregoing exemptions if Israeli residents (a) have a controlling interest of more than 25% in such non-Israeli corporation, or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

In addition, a sale of shares may be exempt from Israeli capital gain tax under the provisions of an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, or the U.S-Israel Treaty, the sale, exchange or disposition of shares of an Israeli company by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset is exempt from Israeli capital gain tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12-month period preceding such sale, exchange or disposition; (ii) the shareholder, if an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year; or (iii) the capital gain arising from such sale are attributable to a permanent establishment of the shareholder which is maintained in Israel. In each case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S-Israel Treaty does not provide such credit against any U.S. state or local taxes.

In some instances, where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

Israeli Tax on Dividend Income

Israeli Resident Shareholders

Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our Ordinary Shares (other than bonus shares or share dividends) at 25%, or 30% if the recipient of such dividend is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period. However, dividends distributed from taxable income accrued during the benefits period of an Approved Enterprise, or AE, are subject to withholding tax at the rate of 15% (if the dividend is distributed during the tax benefits period under the Investment Law or within 12 years after such period) or 20% with respect to Preferred Enterprise, or PFE. An average rate will be set in case the dividend is distributed from mixed types of income (regular and Approved/ Preferred income).

Israeli resident corporations are generally exempt from Israeli corporate tax for dividends paid on shares of Israeli resident corporations (like our Ordinary Shares). However, dividends distributed from taxable income accrued during the benefits period of an Approved Enterprise are subject to withholding tax at the rate of 15%, if the dividend is distributed during the tax benefits period under the Investment Law or within 12 years after such period.

Non-Israeli Resident Shareholders

Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on ordinary shares, like our Ordinary Shares, at the rate of 25% or 30% (if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period) or 15% if the dividend is distributed from income attributed to our AE or 20% with respect to PFE. Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a Nominee Company (whether the recipient is a Substantial Shareholder or not), and 15% if the dividend is distributed from income attributed to an AE or 20% if the dividend is distributed from income attributed to a PFE, unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the U.S-Israel Treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our Ordinary Shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise, that are paid to a U.S. corporation holding at least 10% or more of our outstanding voting capital from the start of the tax year preceding the distribution of the dividend through (and including) the distribution of the dividend, is 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an AE are subject to a withholding tax rate of 15% for such a U.S. corporation shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from an AE, or a PFE, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for U.S. federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in United States tax legislation.

A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, and (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed.

Excess Tax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax for income exceeding a certain level. For 2016, the rate of such additional tax was 2% on annual taxable income exceeding NIS 810,720, and for 2017 and onwards, the additional tax is at a rate of 3% on annual income exceeding NIS 640,000, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

OFFERING EXPENSES

We estimate the following expenses in connection with this prospectus:

SEC Registration Fee	$4,427
Legal fees and expenses	31,000
Accountants’ fees and expenses	39,000
Miscellaneous	7,500
Total	$81,927

We have agreed to bear all expenses relating to the registration of the resale of the securities registered pursuant to this prospectus.

LEGAL MATTERS

The validity of the securities being reoffered hereunder will be passed upon for us by Amit Birk, Advocate, our General Counsel. Certain legal matters relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2016 and 2017 and for each of the three years ended December 31, 2017 included in our Annual Report on Form 20-F have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon and incorporated herein, by reference. KDA Audit Corporation, an independent registered public accounting firm, audited the financial statements of Magic Software Japan K.K. as of December 31, 2016 and 2017, and for each of the three years ended December 31, 2017. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, and in our Reports on Form 6-K filed under the Securities Exchange Act of 1934, or Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2017.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering, as required pursuant to Section 6(a) of the Securities Act of 1933, is Coretech Consulting Group LLC, and is located at 500 North Gulph Road, Suite 110, King of Prussia, PA 19406.

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

●	the judgment is no longer appealable,

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

●	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

●	the judgment was obtained by fraud,

●	there was no due process,

●	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

●	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

●	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. We have been making all required filings with the Commission electronically, and these filings, including special reports and other information, are available via the Internet at the Commission’s website at http://www.sec.gov. In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

This prospectus is a part of a registration statement on Form F-3 that we filed with the Commission under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

●	our annual report on Form 20-F (SEC File No. 000-19415) for the fiscal year ended December 31, 2017 filed with the SEC on April 30, 2018;

●	our Reports on Form 6-K furnished to the SEC on May 16, 2018 (financial results only) and May 29, 2018 (excluding the fifth paragraph);

●	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

●	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Magic Software Enterprises Ltd., 5 Haplada Street, Or-Yehuda 6021805, Israel, Attn: Amit Birk, telephone number +972-3-538-9292. You may also obtain information about us by visiting our website at www.magicsoftware.com. Information contained in our website is not part of this prospectus.

4,268,293 Ordinary Shares

PROSPECTUS

July   , 2018

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Israeli Companies Law and our Articles of Association authorize us, subject to the receipt of requisite corporate approvals, to indemnify and exempt our directors and officers, subject to certain conditions and limitations.  Most recently, in November 2011 our shareholders approved a form of indemnification and exculpation letter to ensure that our directors and officers (including any director and officer who may be deemed to be a controlling shareholder, within the meaning of the Israeli Companies Law) are afforded protection to the fullest extent permitted by law as currently in effect. Under the approved form of indemnification and exculpation letter, the total amount of indemnification allowed may not exceed an amount equal to 25% of our shareholders’ equity in the aggregate, calculated with respect to each of our directors and officers.

The Israeli Companies Law provides that an Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. The company may, however, approve an office holder’s act performed in breach of the duty of loyalty, provided that the office holder acted in good faith, the act or its approval does not harm the company and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care, but only if a provision authorizing such exculpation is inserted in its articles of association. Our Articles of Association include such a provision. An Israeli company may also not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.

The Israeli Companies Law provides that a company may, if permitted by its articles of association, either pursuant to an undertaking made in advance of an event or following an event, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

●	A financial liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court;

●	Reasonable litigation expenses, including attorney’s fees, actually incurred by the office holder as a result of (i) an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any financial liability instead of criminal proceedings, or concluded without the filing of an indictment against the office holder and a financial liability was imposed on the officer holder instead of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent, or (ii) in connection with a monetary sanction;

●	Reasonable litigation expenses, including attorneys’ fees, incurred by such office holder or which were imposed on him by a court, in proceedings the company instituted against the office holder or that were instituted on the company’s behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a crime which does not require proof of criminal intent; and

●	Expenses, including reasonable litigation expenses and legal fees, incurred by such office holder as a result of a proceeding instituted against him in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H’3 under the Israeli Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H’4 under the Israeli Securities Law or (C) infringements pursuant to the provisions of Chapter I’1 under the Israeli Securities Law; and (e) payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Israeli Securities Law.

In accordance with the Israeli Companies Law, a company’s articles of association may permit the company to:

●	Undertake in advance to indemnify an office holder, except that with respect to a financial liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of occurrences, which, in the opinion of the company’s board of directors, are, at the time of the undertaking, foreseeable due to the company’s activities and to an amount or standard that the board of directors has determined is reasonable under the circumstances; and

●	Retroactively indemnify an office holder of the company.

Insurance for Office Holders

The Israeli Companies Law provides that a company may, if permitted by its articles of association, insure an office holder for acts or omissions performed by the office holder in such capacity for:

●	A breach of his or her duty of care to the company or to another person;

●	A breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; and

●	A financial liability imposed upon the office holder in favor of another person as a result of an action which was performed by that office holder.

Subject to the provisions of the Israeli Companies Law and the Israeli Securities Law,  a company may also enter into a contract to insure an office holder for (A) expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of a proceeding instituted against such office holder in relation to (1) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Israeli Securities Law or (2) administrative infringements pursuant to the provisions of Chapter H’4 under the Israeli Securities Law or (3) infringements pursuant to the provisions of Chapter I’1 under the Israeli Securities Law and (B) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Israeli Securities Law.

Our articles of association allow us to insure our office holders to the fullest extent permitted by law.  At our 2011 annual general meeting, our shareholders approved a framework agreement of terms and conditions for the renewal, extension or replacement, from time to time, for a period of up to three years from December 14, 2011, of our directors’ and officers’ liability insurance policy for all directors and officers of the company and its subsidiaries, who may serve from time to time (including a director who may be deemed a controlling shareholder, within the meaning of the Israeli Companies Law), according to which (i) the annual aggregate premium of the new policy may not exceed 25% of the previous year’s aggregate premium; (ii) the coverage limit per claim and in the aggregate under the new policy may not exceed an amount representing an increase of 25% in any year, as compared to the previous year’s aggregate coverage limit; and (iii) the terms of any new policy must be identical with respect to all of our officers and directors (including officers and directors who may be deemed controlling shareholders, within the meaning of the Israeli Companies Law).  No further approval by our shareholders will be required in connection with any renewal, extension or purchase of any new policy entered into in compliance with the foregoing terms and conditions of the framework agreement.

Limitations on Exculpation, Insurance and Indemnification

The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following:

●	a breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

●	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

●	any act or omission committed with intent to derive an unlawful personal gain; and

●	any fine or forfeiture imposed on the office holder.

In addition, pursuant to the Israeli Companies Law, exemption of, procurement of insurance coverage for, an undertaking to indemnify or indemnification of an office holder must be approved by the compensation committee and the board of directors and, if such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the shareholders general meeting.

Our articles of association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law.

The current coverage of our directors’ and officers’ liability insurance policy is up to a maximum of $40.0 million both per incident and in the aggregate, plus $10.0 million of Side A DIC coverage for which we currently pay an annual premium of approximately $67,000.

According to our compensation policy, any officers’ liability insurance policy is conditioned on the following terms: (i) the total cover amount for an office holder under an insurance policy will not be greater than $80 million; (ii) the total annual premium will not be greater than $250,000; and (iii) our deductible for a claim will not be greater than $350,000.

Item 9. Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 10. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)       The undersigned Registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Or Yehuda, Israel, on July 3, 2018.

By:	/s/ Guy Bernstein
Guy Bernstein
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Guy Bernstein, Asaf Berenstin, and Amit Birk or either of these or his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he or she may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed below by the following persons in the capacities indicated July 3, 2018.

Signature	Title

/s/ Guy Bernstein	Chief Executive Officer (Principal Executive Officer) and Director
Guy Bernstein

/s/ Asaf Berenstin	Chief Financial Officer (Principal Accounting and Financial Officer)
Asaf Berenstin

/s/ *	Director
Naamit Salomon

Director
Avi Zakay

/s/ *	External Director
Sagi Schliesser

/s/ *	External Director
Ron Ettlinger

*By:	/s/ Asaf Berenstin
Asaf Berenstin
Attorney-in-Fact

CORETECH CONSULTING GROUP LLC		Authorized Representative in the United States

By:	/s/ Yakov Tsaroya
Name:	Yakov Tsaroya
Title:	President

Exhibit No.	Description of Exhibit
4.1	Memorandum of Association of the Registrant, as amended (1)
4.2	Articles of Association of the Registrant (2)
4.3	Specimen of Ordinary Share Certificate (3)
4.4	Order Form in the Private Placement*
5.1	Opinion of Amit Birk, Advocate.*
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global*
23.2	Consent of KDA Audit Corporation (relating to Magic Software Japan K.K.)*
23.3	Consent of Amit Birk, Advocate (contained in Exhibit 5.1)*
24.1	Power of Attorney (included in the signature page to the Registration Statement)*

(1)	Previously filed as Exhibit 3.2 to the registrant’s registration statement on Form F-1, registration number 33-41486, and incorporated herein by reference.

(2)	Previously filed as an Item to the registrant’s Form 6-K for the month of December 2011, filed on December 7, 2011, and incorporated herein by reference.

(3)	Previously filed as Exhibit 4.1 to the registrant’s registration statement on Form F-1, registration number 33-41486, and incorporated herein by reference.

*	Incorporated by reference from our Registration Statement on Form F-3 filed on June 20, 2018.